Exhibit 10.35

AMENDED AND RESTATED SECURITY AGREEMENT

By

CONSTAR INTERNATIONAL INC.

and

THE DOMESTIC SUBSIDIARIES PARTY HERETO,

as Grantors

and

CITICORP NORTH AMERICA, INC.,

as Collateral Agent

Dated as of November 20, 2002

and

Amended and Restated as of December 23, 2003

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Page
SECTION 7.14.	TERMINATION	30
SECTION 7.15.	ADDITIONAL GRANTORS	31

SCHEDULES

Schedule I	Domestic Subsidiaries
Schedule II	Commercial Tort Claims
Schedule III	Prior Liens
Schedule IV	Required Consents
Schedule V	Violations of Proceedings
Schedule VI	Separation Agreements

ANNEXES

Annex I	Form of Joinder Agreement
Annex II	Form of Perfection Certificate

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AMENDED AND RESTATED SECURITY AGREEMENT

AMENDED AND RESTATED SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of December 23, 2003 among CONSTAR INTERNATIONAL INC., a Delaware corporation (the “Borrower”), each Domestic Subsidiary of the Borrower listed on Schedule I hereto (collectively, together with each Domestic Subsidiary that becomes a party hereto pursuant to Section 7.15 of this Agreement, the “Subsidiary Guarantors” and, together with Borrower, the “Grantors”) and CITICORP NORTH AMERICA, INC., as collateral agent (in such capacity, and together with any successors in such capacity, the “Collateral Agent”) for the Secured Parties (as defined herein).

R E C I T A L S

A. The Borrower, Citicorp North America, Inc., as administrative agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”) for the Lenders (as defined herein), JP Morgan Chase Bank, as documentation agent (in such capacity and together with any successors in such capacity, the “Documentation Agent”), SunTrust Bank, as co-documentation agent (in such capacity and together with any successors in such capacity, the “Co-Documentation Agent”), Deutsche Bank Securities Inc., as syndication agent (in such capacity, and together with any successors in such capacity, the “Syndication Agent”), Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as joint lead arrangers and joint bookrunners (in such capacities, and together with any successors in such capacities, the “Arrangers”), and the lending institutions from time to time party thereto (together with the Administrative Agent, the Documentation Agent and the Arrangers in their capacities as lenders, the “Lenders”) have, in connection with the execution and delivery of this Agreement, entered into that certain credit agreement, dated as of November 20, 2002 as amended and restated on December 23, 2003 (as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement,” which term shall also include and refer to any successor or replacement), providing for the making of Loans to the Borrower and the issuance of and participations in Letters of Credit for the account of the Borrower, pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement.

B. The Term C Lenders have agreed to the making of the Term C Loans to the Borrower pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement.

C. Each Subsidiary Guarantor has, pursuant to the Guarantee Agreement, dated as of November 20, 2002 (as amended, amended and restated, supplemented or otherwise modified from time to time) among other things, unconditionally guaranteed the obligations of the Borrower under the Credit Agreement.

D. The Borrower and each Subsidiary Guarantor will receive substantial benefits from the execution, delivery and performance of the obligations under the Credit Agreement and is, therefore, willing to enter into this Agreement.

E. It is contemplated that, to the extent permitted by the Credit Agreement, one or more of the Grantors may enter into one or more Hedging Agreements with one or more of the Lenders or their respective Affiliates (collectively, the “Hedging Exchangers”) fixing interest rates, commodity prices or foreign currency rates pursuant to the Credit Agreement.

F. It is contemplated that, to the extent permitted by the Credit Agreement, one or more of the Grantors may from time to time enter into one or more Cash Management Agreements (as hereinafter defined) with one or more Lenders or their respective Affiliates (collectively, the “Cash Management Exchangers”).

G. The Collateral Agent (for its benefit and the benefit of the Second Lien Secured Parties (as hereinafter defined) and Citicorp North America, Inc. as collateral agent for the First Lien Secured Parties have entered into the Intercreditor Agreement (as hereinafter defined), which agreement provides for the respective interests of the various parties relating to the Collateral (as hereinafter defined).

H. Each Grantor is or, as to Collateral (as hereinafter defined) acquired by such Grantor after the date hereof will be, the legal and/or beneficial owner of the Collateral pledged by it hereunder.

I. Contemporaneously with the execution and delivery of this Agreement, the Borrower and the Subsidiary Guarantors have executed and delivered to the Collateral Agent an Amended and Restated Pledge Agreement (as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”).

J. This Agreement is given by each Grantor in favor of the Collateral Agent for the benefit of the Secured Parties (as hereinafter defined) to secure the payment and performance of all of the Obligations (as hereinafter defined).

NOW THEREFORE, in consideration of the foregoing and other benefits accruing each Grantor, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby makes the following representations and warranties to the Collateral Agent for the benefit of the Secured Parties (and each of their respective successors and assigns), as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Uniform Commercial Code Defined Terms. Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC, including the following which are capitalized herein:

“Accounts”; “Bank”; “Certificates of Title”; “Chattel Paper”; “Commercial Tort Claim”; “Commodity Account”; “Commodity Contract”; “Commodity Customer”; “Commodity Intermediary”; “Deposit Accounts”; “Documents”; “Electronic Chattel Paper”; “Entitlement

Holder”; “Entitlement Order”; “Equipment”; “Financial Asset”; “Fixtures”; “Goods”; “Instruments” (as defined in Article 9 rather than Article 3); “Inventory”; “Investment Property”; “Letter-of-Credit Rights”; “Letters of Credit”; “Securities”; “Securities Account”; “Securities Intermediary”; “Security Entitlement”; “Supporting Obligations”; and “Tangible Chattel Paper”.

SECTION 1.02. Credit Agreement Defined Terms. Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement, including the following:

“Affiliate”, “Agents”; “Asset Sale”; “Business Day”; “Capital Lease Obligations”; “Constar IPO”; “Domestic Subsidiary”; “Equity Interests”; “Event of Default”; “Financial Officer”; “First Lien Lenders”; “First Lien Secured Parties”; “GAAP”; “Governmental Authority”; “Guarantee Agreement”; “Hedging Agreements”; “Intercreditor Agreement”; “Indebtedness”; “Loan Documents”; “Loans”; “Lien”; “Net Proceeds”; “Non-U.S. Subsidiary”; “Notes”; “Original Credit Agreement”; “Original Transaction”; “Permitted Investments”; “Permitted Liens”; “Person”; “Requisite Lenders”; “Requisite Term C Lenders”; “Second Lien Indebtedness”; “Second Lien Transactions”; “Secured Parties”; “Second Lien Secured Parties”; “Security Documents”; “Subsidiary” ; “Term C Lender” and “Term C Loans”.

SECTION 1.03. Definition of Certain Terms Used Herein. As used herein, the following terms shall have the following meanings:

“Account Debtor” shall mean any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Accounts Receivable” shall mean all Accounts and all right, title and interest in any returned goods, together with all rights, titles, securities and guarantees with respect thereto, including any rights to stoppage in transit, replevin, reclamation and resales, and all related security interests, liens and pledges, whether voluntary or involuntary, in each case whether now existing or owned or hereafter arising or acquired.

“Arrangers” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Books and Records” shall mean all instruments, files, records, ledger sheets and documents evidencing, covering or relating to any of the Collateral.

“Borrower” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Cash Management Agreements” means agreements of the Borrower or any of its Domestic Subsidiaries arising from treasury, depository and cash management services provided by one or more of the Agents or the Lenders.

“Cash Management Exchangers” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Charges” shall mean any and all property and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and all claims (including, without limitation, landlords’, carriers’, mechanics’, maritime, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law) against, all or any portion of the Collateral.

“Collateral” shall mean all of the following, in each case, whether now owned or hereafter acquired:

(a)	Accounts Receivable;

(b)	Books and Records;

(c)	cash and Deposit Accounts;

(d)	Chattel Paper;

(e)	Collateral Account and Collateral Account Funds;

(f)	Commercial Tort Claims described on Schedule II annexed hereto;

(g)	Documents;

(h)	Equipment;

(i)	Fixtures;

(j)	General Intangibles;

(k)	Goods;

(l)	Instruments;

(m)	Inventory;

(n)	Investment Property;

(o)	Letter-of-Credit Rights;

(p)	Letters of Credit;

(q)	Separation Agreement Rights;

(r)	Supporting Obligations;

(s)	to the extent not covered by clauses (a) through (r) of this definition, all other personal property, whether tangible or intangible; and

(t)	Proceeds of any and all of the foregoing;

provided that “Collateral” for the purposes of this Agreement shall not include any Collateral as defined in the Pledge Agreement.

“Collateral Account” shall mean that collateral account established pursuant to Section 6.01 of this Agreement.

“Collateral Account Funds” shall mean, collectively, the following from time to time on deposit in the Collateral Account: all funds, investments (including, without limitation, all Permitted Investments) and all certificates and instruments from time to time representing or evidencing such investments; all notes, certificates of deposit, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Collateral Agent for or on behalf of any Grantor in substitution for, or in addition to, any or all of the Collateral; and all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the items constituting Collateral.

“Collateral Material Adverse Effect” shall mean, as of any date of determination and whether individually or in the aggregate, (a) any event, circumstance, occurrence or condition which has caused or resulted in (or would reasonably be expected to cause or result in) a material adverse effect on the business or operations or prospects as presently conducted; (b) any event, circumstance, occurrence or condition which has caused or resulted in (or would reasonably be expected to cause or result in) a material adverse effect on the value or utility of the Collateral taken as a whole; or (c) any event, circumstance, occurrence or condition which has caused or resulted in (or would reasonably be expected to cause or result in) a material adverse effect on the legality, priority or enforceability of the Lien created by this Agreement or the rights and remedies of the Collateral Agent hereunder.

“Collateral Sharing Agreement” shall mean the Collateral Sharing Agreement, dated as of November 20, 2002, as amended and restated, supplemented or otherwise modified from time to time, between the Collateral Agent and the Borrower for the benefit of the Secured Parties.

“Control” shall mean (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the UCC, (ii) in the case of any Security Entitlement, “control,” as such term is defined in Section 8-106 of the UCC, and (iii) in the case of any Commodity Contract, “control,” as such term is defined in Section 9-106 of the UCC.

“Control Agreement” shall mean an agreement in form and substance acceptable to the Collateral Agent.

“Copyright License” shall mean each written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or which such Grantor otherwise has the right to license, or granting any right to such Grantor under any Copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” shall mean all of the following, in each case whether now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office or any other country, including those listed on Schedule 15(b) of the Perfection Certificate.

“Credit Agreement” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Destruction” means any and all damage to, or loss or destruction of, or loss of title to, all or any portion of the Collateral.

“Documentation Agent” shall have the meaning assigned to such term in the Recitals of this Agreement.

“First Lien Obligations” shall mean all obligations (whether or not constituting future advances, obligatory or otherwise) of the Borrower and any and all of the Subsidiary Guarantors from time to time arising under or in respect of this Agreement, the Credit Agreement, the Hedging Agreements, the Cash Management Agreements and the other Loan Documents, other than the obligation to pay principle and interest on the Term C Loans (including, without limitation, the obligations to pay principal (except principle on the Term C Loans), interest (except interest on the Term C Loans) and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the obligations contained in this Agreement, the Hedging Agreements, the Cash Management Agreements and other Loan Documents), in each case whether (i) such obligations are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due whether at stated maturity, by acceleration or otherwise, (ii) arising in the regular course of business or otherwise, (iii) for payment or performance and/or (iv) now existing or hereafter arising (including, without limitation, interest and other obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding with respect to the Borrower, any Subsidiary Guarantor or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if such obligation or the claim therefor is not enforceable or allowable in such proceeding).

“Grantors” shall have the meaning assigned to such tem in the recitals of this Agreement.

“General Intangibles” shall mean, collectively, all “general intangibles,” as such term is defined in the UCC, and in any event shall include, without limitation, all choses in action and causes of action and all other intangible personal property of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including all rights and interests in partnerships, limited partnerships, limited liability companies and other unincorporated entities, corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Hedging Agreements and other agreements), Intellectual Property, goodwill, registrations, franchises and tax refund claims.

“Hedging Exchangers” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Intellectual Property” shall mean all intellectual and similar property of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Lenders” shall have the meaning assigned to such term in the Recitals of this Agreement.

“License” shall mean any Patent License, Trademark License, Copyright License or other license or sublicense to which any Grantor is a party, including, without limitation, those listed on Schedules 15(a) and 15(b) of the Perfection Certificate (other than those license agreements in existence on the date hereof and listed on Schedules 15(a) and 15(b) of the Perfection Certificate and those license agreements entered into after the date hereof, which by their terms prohibit assignment or a grant of a security interest by such Grantor as licensee thereunder except to the extent such prohibitions are rendered ineffective by the provisions of Sections 9-406, 9-407 and 9-408 of the UCC).

“Obligations” shall mean collectively the First Lien Obligations and the Second Lien Obligations.

“Operative Agreement” shall mean (i) in the case of any limited liability company or partnership or other non-corporate entity, any membership or partnership agreement or other organizational agreement or document thereof and (ii) in the case of any corporation, any charter or certificate of incorporation and by-laws thereof.

“Patent License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or which any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any other country, including those listed on Schedule 15(a) of the Perfection Certificate, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Perfection Certificate” shall mean a certificate substantially in the form of Annex II hereto, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by the Grantors.

“Pledge Agreement” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Prior Liens” shall mean, collectively, the Liens identified in Schedule III annexed hereto relating to those items of Collateral identified in such Schedule.

“Proceeds” shall mean, collectively, all “proceeds,” as such term is defined in the UCC, and in any event shall include, without limitation, any consideration received from the sale, exchange, license, lease or other disposition of ownership or control of any asset or property that constitutes Collateral, any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other Person or entity as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property that constitutes Collateral, and shall include (a) all cash and negotiable instruments received by or held on behalf of the Collateral Agent, (b) any claim of any Grantor against any third party for (and the right to sue and recover for and the rights to damages or profits due or accrued arising out of or in connection with) (i) past, present or future infringement of any Patent now or hereafter owned by any Grantor, or licensed under a Patent License, (ii) past, present or future infringement or dilution of any Trademark now or hereafter owned by any Grantor or licensed under a Trademark License or injury to the goodwill associated with or symbolized by any Trademark now or hereafter owned by any Grantor, (iii) past, present or future breach of any License and (iv) past, present or future infringement of any Copyright now or hereafter owned by any Grantor or licensed under a Copyright License and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Requisite Term C Lenders” shall have the meaning assigned to such term in the Credit Agreement.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including, without limitation, any and all laws, rules, regulations, or similar statutes or case law.

“Second Lien Obligations” shall mean obligations (whether or not constituting future advances, obligatory or otherwise) of the Borrower and any and all of the Subsidiary Guarantors from time to time arising under or in respect of this Agreement or the Credit Agreement, relating to the Second Lien Transactions, (including, without limitation, the obligations to pay principal, interest and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the obligations contained in this Agreement, other the Loan Documents relating to the Second Lien Transactions), in each case whether (i) such obligations are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due whether at stated maturity, by acceleration or otherwise, (ii) arising in the regular course of business or otherwise, (iii) for payment or performance and/or (iv) now existing or hereafter arising (including, without limitation, interest and other obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding with respect to the Borrower, any Subsidiary Guarantor or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if such obligation or the claim therefor is not enforceable or allowable in such proceeding).

“Secured Parties” shall mean, collectively, the First Lien Secured Parties and the Term C Secured Parties.

“Security Interest” shall have the meaning assigned to such term in Section 2.01.

“Separation Agreement Rights” shall mean, with respect to each Grantor, collectively, all of such Grantor’s rights, title and interest in, to and under the Separation Agreements including, without limitation, (i) all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for damages or other relief pursuant to or in respect of the Separation Agreements, (ii) all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for monetary damages under or in respect of the agreements, documents and instruments referred to in the Separation Agreements or related thereto and (iii) all proceeds, collections, recoveries and rights of subrogation with respect to the foregoing.

“Separation Agreements” means all agreements and documentation to be entered into by Crown Cork & Seal Company, Inc., a Pennsylvania corporation (“CCSC”), or its Subsidiaries or Affiliates, on the one hand, and the Borrower or its Subsidiaries or Affiliates, on the other hand, in connection with the Constar IPO and the separation of the Borrower from CCSC, including, without limitation, the agreements listed in Schedule VI annexed hereto.

“Subsidiary Guarantors” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Syndication Agent” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Taking” means any taking of the Collateral or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition or use of the Collateral or any portion thereof, by any Governmental Authority.

“Trademark License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office, any State of the United States or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule 15(a) of the Perfection Certificate, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided, however, that if by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions relating to such provisions.

SECTION 1.04. Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) provisions apply to successive events and transactions;

(6) references to “subject to the terms of the Collateral Sharing Agreement” or words of similar meaning shall have effect if the Collateral Sharing Agreement is then in effect.

SECTION 1.05. Resolution of Drafting Ambiguities. Each Grantor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Collateral Agent) shall not be employed in the interpretation hereof.

ARTICLE II

SECURITY INTEREST

SECTION 2.01. Security Interest. (a) It being expressly understood and agreed that the security interest granted herein for the benefit of the Collateral Agent on behalf of the

Secured Parties shall be subject to the subordination terms of the Intercreditor Agreement, the following liens on the Collateral are hereby granted:

(1) As security for the payment or performance, as the case may be, in full of the First Lien Obligations, each Grantor hereby bargains, sells, conveys, assigns, sets over, mortgages, pledges, hypothecates, transfers and grants to the Collateral Agent and its successor and assigns, for the ratable benefit of the First Lien Secured Parties, a first priority security interest in, all of such Grantor’s right, title and interest in, to and under the Collateral.

(2) As security for the payment or performance, as the case may be, in full of the Second Lien Obligations, each Grantor hereby bargains, sells, conveys, assigns, sets over, mortgages, pledges, hypothecates transfers and grants to the Collateral Agent and its successor and assigns, for the ratable benefit of the Second Lien Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under the Collateral; provided that the Liens granted pursuant to this clause shall be subject and subordinate to the Liens granted to secure the First Lien Obligations pursuant to the immediately preceding clause and further subject to the provisions of the Intercreditor Agreement.

The Liens granted hereunder to secure the First Lien Obligations and the Second Lien Obligations are collectively referred to herein as the “Security Interest”.

(b) Without limiting the foregoing, the Collateral Agent is hereby authorized to file one or more financing statements (including fixture filings), continuation statements, filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party.

SECTION 2.02. No Assumption of Liability. The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Grantors jointly and severally represent and warrant to the Collateral Agent and the Secured Parties that:

SECTION 3.01. Title and Authority. Each Grantor has good and valid rights in and title to the Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval which has been obtained.

SECTION 3.02. Filings. (a) All information set forth herein and in the Perfection Certificate, including the Schedules annexed hereto and thereto, has been duly prepared, completed and executed and the information set forth herein and therein is correct and complete in all material respects. The Collateral described on the Schedules annexed to the Perfection Certificate constitutes all of the property of such type of Collateral owned or held by the Grantors. Fully completed UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Collateral have been delivered to the Collateral Agent for filing in each governmental, municipal or other office specified in Schedule 7 to the Perfection Certificate, which are all the filings, recordings and registrations that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent for the benefit of the Secured Parties in respect of all Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and, no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements.

(b) Each Grantor represents and warrants that fully executed security agreements in the form hereof and containing a description of all Collateral consisting of Intellectual Property with respect to United States Patents and United States registered Trademarks (and Patents and Trademarks for which United States registration applications are pending) and with respect to United States registered Copyrights have been delivered to the Collateral Agent for recording by the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable. Other than the filing of such security agreements with the United States Patent and Trademark Office and the United States Copyright Office (as applicable) and the filing of appropriate financing statements in the relevant government offices pursuant to the UCC, no further or subsequent filing, refiling, recording, prerecording, registration or preregistration is necessary to establish a legal, valid and perfected security interest in favor of the Collateral Agent for its benefit and the benefit of the other Secured Parties in respect of all such Collateral (other than such actions as are necessary to perfect the Security Interest with respect to any Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the date hereof).

SECTION 3.03. Validity of Security Interest. The Security Interest constitutes (a) a legal and valid security interest in all the Collateral securing the payment and performance of the Obligations, (b) subject to the filings described in Section 3.02 above, a perfected security interest in all Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC or other applicable law in such jurisdictions, (c) a security interest that shall be perfected in all Collateral in which a security interest may be perfected upon the receipt and recording of this Agreement with the

United States Patent and Trademark Office and the United States Copyright Office, as applicable and (d) a perfected Security Interest in all Collateral in which a security interest may be perfected by possession or control by the Collateral Agent, in each case, to the extent required pursuant to the provisions hereof. The Security Interest is and shall be prior to any other Lien on any of the Collateral, other than Prior Liens and Permitted Liens of the type described in clauses (iii), (v), (vi), (xi) and (xiv) of the definition thereof.

SECTION 3.04. Limitations on and Absence of Other Liens. The Collateral is owned by the Grantors free and clear of any Lien, except for Permitted Liens. The Grantors have not filed or consented to the filing of (a) any financing statement or analogous document under the UCC or any other applicable laws covering any Collateral which has not been released, (b) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (c) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

SECTION 3.05. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in the Collateral, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Collateral:

(a) Instruments and Tangible Chattel Paper. As of the date hereof, each Grantor hereby represents and warrants that (i) no amount individually or in the aggregate in excess of $250,000 payable under or in connection with any of the Collateral is evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Schedule 13 of the Perfection Certificate and (ii) each such Instrument and each such item of Tangible Chattel Paper has been properly endorsed, assigned and delivered to the Collateral Agent, accompanied by instruments of transfer or assignment duly executed in blank. If any amount individually or in the aggregate in excess of $250,000 payable under or in connection with any of the Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, the Grantor acquiring such Instrument or Tangible Chattel Paper shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify; provided, however, that so long as no Event of Default shall have occurred and be continuing, the Collateral Agent shall return such Instrument or Tangible Chattel Paper to such Grantor from time to time, to the extent necessary for collection in the ordinary course of such Grantor’s business.

(b) Deposit Accounts. Each Grantor hereby represents and warrants that (i) it has neither opened nor maintains any Deposit Accounts other than the Collateral Account established and maintained pursuant to this Agreement and the accounts listed in Schedule 17 of the Perfection Certificate and (ii) the Collateral Agent has a perfected first priority security interest in the Collateral Account and each Deposit Account listed in Schedule 17 of the Perfection Certificate by Control (other than such Deposit Accounts (x) in which the average monthly balance on deposit in such account is less than $25,000 individually or $250,000 in the aggregate for all such Deposit Accounts or (y) in which the granting of a security interest and entering into a Control Agreement with respect to such Deposit Accounts is prohibited by Requirements of Law). No Grantor shall hereafter establish and maintain any Deposit Account unless (1) the applicable Grantor shall have given the Collateral Agent 30 days’ prior written notice of its intention to establish such new Deposit Account with a Bank, (2) such Bank shall be reasonably acceptable to the Collateral Agent and (3) such Bank and such Grantor shall have duly executed and delivered to the Collateral Agent a Control Agreement with respect to such Deposit Account. The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from such Grantor with respect to funds from time to time credited to any Deposit Account unless an Event of Default has occurred and is continuing or, after giving effect to any withdrawal, would occur. No Grantor shall grant Control of any Deposit Account to any Person other than the Collateral Agent.

(c) Investment Property. (i) Each Grantor hereby represents and warrants that it (1) has neither opened nor maintains any Securities Accounts or Commodity Accounts other than those listed in Schedule 17 of the Perfection Certificate and the Collateral Agent has a perfected first priority security interest in such Securities Accounts and Commodity Accounts by Control (other than such Securities Accounts or Commodity Accounts (x) in which the average monthly balance on deposit in such account is less than $25,000 individually or $250,000 in the aggregate for all such Securities Accounts or Commodity Accounts or (y) in which the granting of a security interest and entering into a Control Agreement with respect to such Securities Accounts or Commodity Accounts is prohibited by Requirements of Law) and (2) it does not hold, own or have any interest in any certificated securities or uncertificated securities other than those constituting Pledged Stock under the Pledge Agreement and those maintained in Securities Accounts or Commodity Accounts listed in Schedule 17 of the Perfection Certificate.

(ii) Subject to the limitation on the pledge of Equity Interests of any Non-U.S. Subsidiary to 65% of the issued and outstanding shares of voting stock of such Non-U.S. Subsidiary in accordance with Section 1 of the Pledge Agreement, if any Grantor shall at any time hold or acquire any certificated securities constituting Investment Property, such Grantor shall promptly, but in no event later than three (3) Business Days, endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank, all in form and substance reasonably satisfactory to the Collateral Agent. If any securities now or hereafter acquired by any Grantor constituting Investment Property are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, such Grantor shall promptly, but in no event later than three (3) Business Days, notify the Collateral Agent thereof and pursuant to an agreement in form and substance satisfactory to the Collateral Agent, either (a) cause the issuer to agree to comply with instructions from the Collateral Agent as to such securities, without further consent of any Grantor or such nominee, or (b) arrange for the Collateral Agent to become the registered owner of the securities. No Grantor shall hereafter establish and maintain any Securities Account or Commodity Account with any Securities Intermediary or Commodity Intermediary unless (1) the applicable Grantor shall have given the Collateral Agent 30 days’ prior written notice of its intention to establish such new Securities Account or Commodity Account with such Securities Intermediary or Commodity Intermediary, (2) such Securities Intermediary or Commodity Intermediary shall be reasonably acceptable to the Collateral Agent and (3) such Securities Intermediary or Commodity Intermediary, as the case may be, and such Grantor shall have duly executed and delivered a Control Agreement with respect to such Securities Account or Commodity Account, as the case may be. Each Grantor shall accept any cash and Investment Property in trust for the benefit of the Collateral Agent and within one (1) Business Day of actual receipt thereof, deposit any cash or Investment Property and any new securities, instruments, documents or other property by reason of ownership of the Investment Property received by it into a Securities Account or Commodity Account subject to a Control Agreement in favor of the Collateral Agent. The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any Entitlement Orders or instructions or directions to any issuer of uncertificated securities, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Grantor, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights, would occur. No Grantor shall grant control over any Investment Property to any Person other than the Collateral Agent.

(iii) As between the Collateral Agent and the Grantors, the Grantors shall bear the investment risk with respect to the Investment Property, and the risk of loss of, damage to or the destruction of the Investment Property, whether in the possession of, or maintained as a security entitlement or deposit by, or subject to the control of, the Collateral Agent, a Securities Intermediary, a Commodity Intermediary, any Grantor or any other Person; provided, however, that nothing contained in this Section 3.05(c) shall release or relieve any Securities Intermediary or Commodity Intermediary of its duties and obligations to the Grantors or any other Person under any Control Agreement or under applicable law. Each Grantor shall promptly pay all Charges and fees of whatever kind or nature with respect to the Investment Property pledged by it under this Agreement. In the event any Grantor shall fail to make such payment contemplated in the immediately preceding sentence, the Collateral Agent may do so for the account of such Grantor and the Grantors shall promptly reimburse and indemnify the Collateral Agent from all costs and expenses incurred by the Collateral Agent under this Section 3.05(c).

(d) Electronic Chattel Paper and Transferable Records. If any amount individually or in the aggregate in excess of $250,000 payable under or in connection with any of the Collateral shall be evidenced by any Electronic Chattel Paper or any “transferable record,” as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Grantor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Collateral Agent thereof and shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control under UCC Section 9-105 of such Electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Collateral Agent agrees with such Grantor that the Collateral Agent will arrange, pursuant to procedures satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Grantor to make alterations to the Electronic Chattel Paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act of Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such Electronic Chattel Paper or transferable record.

(e) Letter-of-Credit Rights. If any Grantor is at any time a beneficiary under a Letter of Credit now or hereafter issued in favor of such Grantor in an amount individually or in the aggregate in excess of $250,000, such Grantor shall promptly notify the Collateral Agent thereof and such Grantor shall, pursuant to an agreement in form and substance satisfactory to the Collateral Agent, either (i) arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the Letter of Credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such Letter of Credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be applied as provided by the Borrower, or after an Event of Default, as provided in the Collateral Sharing Agreement and Intercreditor Agreement.

(f) Commercial Tort Claims. As of the date hereof each Grantor hereby represents and warrants that it holds no Commercial Tort Claims other than those listed in Schedule II hereto. If any Grantor shall at any time hold or acquire a Commercial Tort Claim having a value individually or in the aggregate in excess of $100,000, such Grantor shall immediately notify the Collateral Agent in writing signed by such Grantor of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Collateral Agent.

SECTION 3.06. Chief Executive Office; Change of Name; Jurisdiction of Organization. The exact legal name, type of organization, jurisdiction of organization, Federal Taxpayer Identification Number, organizational identification number and chief executive office of such Grantor is indicated next to its name in Schedules 1(a) and 2(a) of the Perfection Certificate. Such Grantor is a registered organization except to the extent disclosed in Schedule 1 (a) of the Perfection Certificate.

SECTION 3.07. Location of Equipment. All Equipment and Inventory of such Grantor is located at the chief executive office or such other location listed in Schedule 2(a), 2(b), 2(c), 2(d) or 2(e) of the Perfection Certificate.

SECTION 3.08. Condition and Maintenance of Equipment. The Equipment of such Grantor is in good repair, working order and condition, reasonable wear and tear excepted. Each Grantor shall cause the Equipment to be maintained and preserved in good repair, working order and condition, reasonable wear and tear excepted, and shall as quickly as commercially practicable make or cause to be made all repairs, replacements and other improvements which are necessary or appropriate in the conduct of such Grantor’s business, except where the failure to make such repairs, replacements or improvements would not have a Collateral Material Adverse Effect.

SECTION 3.09. Corporate Names; Prior Transactions. Such Grantor has not, during the past five (5) years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in Schedules 1(b), 1(c) and 4 of the Perfection Certificate.

SECTION 3.10. No Claims. The use by such Grantor of the Collateral and all such rights with respect to the foregoing do not infringe on the rights of any Person other than such infringement which would not, individually or in the aggregate, result in a Collateral Material Adverse Effect. No claim has been made and remains outstanding that such Grantor’s use of any Collateral does or may violate the rights of any third Person that would, individually or in the aggregate, have a Collateral Material Adverse Effect.

SECTION 3.11. No Conflicts, Consents, etc. Neither the execution and delivery hereof by each Grantor nor the consummation of the transactions herein contemplated nor the fulfillment of the terms hereof (i) violates any Operative Agreement of such Grantor or any issuer of Pledged Stock, (ii) violates the terms of any agreement, indenture, mortgage, deed of trust, equipment lease, instrument or other document to which such Grantor is a party, or by which it is bound or to which any of its properties or assets are subject, which violation would, individually or in the aggregate, have a Collateral Material Adverse Effect, (iii) conflicts with any Requirement of Law applicable to any such Grantor or its property, which conflict would, individually or in the aggregate, have a Collateral Material Adverse Effect, or (iv) results in or requires the creation or imposition of any Lien (other than the Lien contemplated hereby or by any of the other Loan Documents) upon or with respect to any of the property now owned or hereafter acquired by such Grantor. No consent, authorization, approval, license or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person (including, without limitation, equityholders or creditors of such Grantor) is required (A) for the pledge by such Grantor of the Collateral pledged by it pursuant to this Agreement or for the execution, delivery or performance hereof by such Grantor other than such as have been obtained or made and are in full force and effect and except for such filings as may be necessary to perfect the Liens granted pursuant to this Agreement, except as set forth in Schedule IV annexed hereto, (B) for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or (C) for the exercise by the Collateral Agent of the remedies in respect of the Collateral pursuant to this Agreement subject to the provisions of Article V hereof. In the event that the Collateral Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other Person therefor, then, upon the reasonable request of the Collateral Agent, such Grantor agrees to use its commercially reasonable efforts to assist and aid the Collateral Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

ARTICLE IV

COVENANTS

SECTION 4.01. Change of Name; Location of Collateral; Records; Place of Business. (a) Each Grantor agrees promptly to notify the Collateral Agent in writing of any change (i) in its corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in its identity or corporate structure or (iv) in its Federal Taxpayer Identification Number. Each Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral for its benefit and the benefit of the First Lien Secured Parties subject to no other Liens other than Prior Liens and Permitted Liens of the type described in clauses (iii), (v), (vi), (xi) and (xiv) of the definition thereof, and a valid, legal and perfected security interest in all the Collateral for its benefit and the benefit of the Second Lien Secured Parties subject and subordinate to the Liens granted to secure the First Priority Obligations, and subject to the provisions of the Intercreditor Agreement and subject to no other Liens other than Prior Liens and Permitted Liens of the type described in clauses (iii), (v), (vi), (xi) and (xiv) of the definition thereof. Each Grantor agrees promptly to notify the Collateral Agent if any material portion of the Collateral owned or held by such Grantor is damaged or destroyed.

(b) Each Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Collateral owned by it as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged, but in any event to include complete accounting records indicating all payments and proceeds received with respect to any part of the Collateral, in each case to the extent required by GAAP, and, at such time or times as the Collateral Agent may reasonably request, promptly to prepare and deliver to the Collateral Agent a duly certified schedule or schedules in form and detail satisfactory to the Collateral Agent showing the identity, amount and location of any and all Collateral.

SECTION 4.02. Protection of Security. Each Grantor shall, at its own cost and expense, take any and all actions necessary to defend title to the Collateral against all Persons and to defend the Security Interest of the Collateral Agent in the Collateral and the priority thereof against any Lien other than those permitted hereunder and pursuant to the Credit Agreement.

SECTION 4.03. Further Assurances. Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be promptly, but in no event later than three (3) Business Days, pledged and delivered to the Collateral Agent, duly endorsed in a manner satisfactory to the Collateral Agent.

Without limiting the generality of the foregoing, each Grantor hereby authorizes the Collateral Agent, with prompt notice thereof to the Grantors, to supplement this Agreement by supplementing Schedules 15(a) and 15(b) of the Perfection Certificate or adding additional schedules to the Perfection Certificate to specifically identify any asset or item that may constitute Copyrights, Licenses, Patents or Trademarks; provided, however, that any Grantor shall have the right, exercisable within thirty (30) days after it has been notified by the Collateral Agent of the specific identification of such Collateral, to advise the Collateral Agent in writing of any inaccuracy of the representations and warranties made by such Grantor hereunder with respect to such Collateral. Each Grantor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Collateral within thirty (30) days after the date it has been notified by the Collateral Agent of the specific identification of such Collateral.

SECTION 4.04. Inspection and Verification. The Collateral Agent and such Persons as the Collateral Agent may reasonably designate shall have the right, at the Grantors’ own cost and expense, to at all reasonable times and upon reasonable notice under the circumstances inspect the Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Collateral is located, to discuss the Grantors’ affairs with the officers of the Grantors and their independent accountants and to verify under reasonable procedures, the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Collateral, including, in the case of Accounts or Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Collateral for the purpose of making such a verification, with substantially concurrent notice to the Grantors. Notwithstanding the foregoing, the Collateral Agent’s right to inspect any premises leased by any Grantor shall only be required to the extent permitted by third party landlords with rights to govern access; provided, however, that to the extent any third party landlord does not permit the Collateral Agent to have access to any leased premises, the applicable Grantor shall use commercially reasonable efforts to cause such third party landlord to permit access to the Collateral Agent at such leased premises. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

SECTION 4.05. Taxes; Encumbrances. At its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Collateral except to the extent same constitute Permitted Liens, and may pay for the maintenance and preservation of the Collateral to the extent any Grantor fails to do so as required by this Agreement, and each Grantor jointly and severally agrees to reimburse the Collateral Agent on demand for any payment made or any expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 4.05 shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

SECTION 4.06. Assignment of Security Interest. If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person to secure payment and performance of an Account, such Grantor shall be deemed to have assigned such security interest to the Collateral Agent. Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the security interest granted pursuant to the foregoing sentence.

SECTION 4.07. Continuing Obligations of the Grantors. Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.

SECTION 4.08. Use and Disposition of Collateral. None of the Grantors shall make or permit to be made an assignment for security, pledge or hypothecation of the Collateral or shall grant any other Lien in respect of the Collateral other than those permitted hereunder and pursuant to the Credit Agreement. None of the Grantors shall make or permit to be made any transfer of the Collateral and each Grantor shall remain at all times in possession of the Collateral owned by it, except that (a) Inventory may be sold in the ordinary course of business and (b) unless and until the Collateral Agent shall notify the Grantors that an Event of Default shall have occurred and be continuing and that during the continuance thereof the Grantors shall not sell, convey, lease, assign, transfer or otherwise dispose of any Collateral (which notice may be given by telephone if promptly confirmed in writing), the Grantors may use and dispose of the Collateral in any lawful manner not inconsistent with the provisions of this Agreement, the Credit Agreement or any other Loan Document.

SECTION 4.09. Limitation on Modification of Accounts. None of the Grantors will, without the Collateral Agent’s prior written consent which consent shall not be unreasonably withheld, grant any extension of the time of payment of any of the Accounts Receivable, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises or settlements granted or made in the ordinary course of business and consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged.

SECTION 4.10. Insurance. The Grantors, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory and Equipment in accordance with Section 5.04 of the Credit Agreement, which insurance shall be reasonably satisfactory in all other respects to the Collateral Agent. Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable. All sums disbursed by the Collateral Agent in connection with this Section 4.10, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Collateral Agent and shall be additional Obligations secured hereby ratably and in the same priority as the original Obligations. So long as no Event of Default has occurred and is continuing, all actions to be taken with respect to the making, settling and adjusting of claims under insurance policies may be taken by the Grantors without any requirement of participation or consent from the Collateral Agent and all proceeds received from any insurance with respect to any claim may be paid directly to the applicable Grantor to be applied in accordance with the provisions of Section 6.02 hereof.

SECTION 4.11. Legend. Upon the request of the Collateral Agent, each Grantor shall legend, in form and manner satisfactory to the Collateral Agent, its Accounts Receivable and its books, records and documents evidencing or pertaining thereto with an appropriate reference to the fact that such Accounts Receivable have been assigned to the Collateral Agent for the benefit of the Secured Parties and that the Collateral Agent has a security interest therein.

SECTION 4.12. Certain Covenants and Provisions Regarding Patent, Trademark and Copyright Collateral. (a) Each Grantor agrees that it will not, nor will it permit any of its licensees to, do any act, or omit to do any act, whereby any Patent which is material to the conduct of such Grantor’s business may become invalidated or dedicated to the public, and agrees that it shall continue to mark any products covered by a Patent with the relevant patent number as necessary and sufficient to establish and preserve its maximum rights under applicable patent laws.

(b) Each Grantor (either itself or through its licensees or its sublicenses) will, for each Trademark material to the conduct of such Grantor’s business, use its commercially reasonable efforts to (i) maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of Federal or foreign registration to the extent necessary and sufficient to establish and preserve its rights under applicable law and (iv) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights.

(c) Each Grantor (either itself or through licensees) will, for each work covered by a material Copyright, publish, reproduce, display, adopt and distribute such work with such appropriate copyright notice as necessary and sufficient to establish and preserve its maximum rights under applicable copyright laws.

(d) Each Grantor shall notify the Collateral Agent as soon as practicable if it knows or has reason to know that any Patent, Trademark or Copyright material to the conduct of its business may become abandoned, lost or dedicated to the public, or of any adverse determination or development including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country regarding such Grantor’s ownership of any Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same. Notwithstanding the foregoing, the Grantors shall not be obligated to notify the Collateral Agent of any determinations or developments regarding any Patent, Trademark or Copyright in any ex-parte proceeding with respect to the prosecution of any application in the United States Patent and Trademark Office, United States Copyright Office or similar office in any other jurisdiction.

(e) At the end of each fiscal quarter, each Grantor shall promptly provide the Collateral Agent with a document listing any new application or registration for any Patent, Trademark or Copyright that was filed by or on behalf of such Grantor since the last such document was provided to the Collateral Agent by such Grantor, and, shall execute and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Patent, Trademark or Copyright, and each Grantor hereby appoints the Collateral Agent as its attorney-in-fact to execute and file such writings solely for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable.

(f) Each Grantor will take all necessary steps that are consistent with its reasonable business judgment and the practice in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, to maintain and pursue each material application relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of any Grantor’s business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(g) In the event that any Grantor has reason to believe that any Collateral consisting of a Patent, Trademark or Copyright has been or is about to be infringed, misappropriated or diluted by a third party, and such infringement, misappropriation or dilution is expected to have a material adverse effect on such Grantor’s business, such Grantor promptly shall notify the Collateral Agent and shall, if consistent with its reasonable business judgment, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as are appropriate and consistent with its reasonable business judgment under the circumstances to protect such Collateral.

(h) To each Grantor’s knowledge, on and as of the date hereof, (i) except as set forth in Schedule V annexed hereto, there is no material violation by others of any right of such Grantor with respect to any Copyright, Patent or Trademark listed in Schedules 15(a) and 15(b) of the Perfection Certificate, respectively, pledged by it under the name of such Grantor, (ii) such Grantor is not infringing upon any Copyright, Patent or Trademark of any other Person other than such infringement that would not (or could not reasonably be expected to) result in a Collateral Material Adverse Effect with respect to the Intellectual Property and (iii) no proceedings are currently pending against such Grantor, alleging any such violation, except as may be set forth in Schedule V.

(i) Upon and during the continuance of an Event of Default, each Grantor shall use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License to effect the assignment of all of such Grantor’s right, title and interest thereunder to the Collateral Agent or its designee.

ARTICLE V

REMEDIES

SECTION 5.01. Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Collateral by the applicable Grantors to the Collateral Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any such Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then existing licensing arrangements to the extent that waivers cannot be obtained), and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Collateral and without liability for trespass to enter any premises where the Collateral may be located for the purpose of taking possession of or removing the Collateral and, generally, to exercise any and all rights afforded to a secured party under the UCC or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give a Grantor ten (10) days’ prior written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the UCC) of the Collateral Agent’s intention to make any sale of such Grantor’s Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any Obligation then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section shall be deemed to conform to the commercially reasonable standards as provided in Section 9-611 of the UCC.

SECTION 5.02. Application of Proceeds. At such intervals as may be agreed upon by Borrower and the Collateral Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Collateral Agent’s election, the Collateral Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, in payment of the Obligations in the order and in the amounts specified in the Collateral Sharing Agreement subject to the terms of the Intercreditor Agreement.

SECTION 5.03. Grant of License to Use Intellectual Property. For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Article at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sub-license any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Collateral Agent shall be exercised, at the option of the Collateral Agent, upon the occurrence and during the continuation of an Event of Default; provided that any license, sub-license or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

ARTICLE VI

COLLATERAL ACCOUNT

SECTION 6.01. Establishment Of Collateral Account. (a) The Collateral Agent is hereby authorized to establish and maintain at its office at 390 Greenwich Street, New York, New York 10013, in the name of the Collateral Agent and pursuant to a Control Agreement, a restricted deposit account designated “Constar International, Inc. Collateral Account”. Each Grantor shall to the extent contemplated by this Agreement, the Credit Agreement, the Collateral Sharing Agreement or in any other Loan Document, deposit into the Collateral Account from time to time (A) the Net Proceeds of any of the Collateral (as defined in the Credit Agreement for the purposes of this Article VI), including pursuant to any disposition thereof, (B) the Net Proceeds of any Taking or Destruction with respect to Collateral, (C) any cash in respect of any Collateral to which the Collateral Agent is entitled pursuant to any Loan Documents and (D) any cash such Grantor is required to pledge as additional collateral security pursuant to any Loan Documents.

(b) The balance from time to time in the Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided. So long as no Event of Default has occurred and is continuing or will result therefrom and to the extent Grantor is not required to repay debt under the Credit Agreement or any other Loan Documents, the Collateral Agent shall within three (3) Business Days of receiving a request of the applicable Grantor for release of cash proceeds on deposit in the Collateral Account constituting (A) the Net Proceeds of any of the Collateral, including pursuant to any disposition thereof, (B) the Net Proceeds of any Taking or Destruction with respect to Collateral and (C) any cash in respect of any Collateral to which the Collateral Agent is entitled pursuant to any Loan Documents, remit such cash proceeds on deposit in the Collateral Account to or upon the order of such Grantor, so long as such Grantor has satisfied the conditions relating thereto set forth in subsection 6.02. At any time following the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Requisite First Lien Lenders as specified in the Collateral Sharing Agreement, or the Requisite Term C Lenders, as applicable, in accordance with the Intercreditor Agreement, shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time outstanding to the credit of the Collateral Account to the payment of the Obligations in the manner specified in the Collateral Sharing Agreement, subject to the terms of the Intercreditor Agreement.

(c) Amounts on deposit in the Collateral Account shall be invested from time to time in Permitted Investments as the applicable Grantor (or, after the occurrence and during the continuance of an Event of Default, the Collateral Agent) shall determine, which Permitted Investments shall be held in the name and be under the control of the Collateral Agent (or any sub-agent); provided, that at any time after the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Requisite First Lien Lenders as specified in the Collateral Sharing Agreement, or the Requisite Term C Lenders, as applicable, in accordance with the Intercreditor Agreement, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such Permitted Investments and to apply or cause to be applied the proceeds thereof to the payment of the Obligations in the manner specified in the Collateral Sharing Agreement, subject to the terms of the Intercreditor Agreement.

SECTION 6.02. Proceeds of Destruction, Taking and Collateral Dispositions. (a) So long as no Event of Default shall have occurred and be continuing, and to the extent the applicable Grantor is permitted by the Loan Documents to reinvest any Net Proceeds as contemplated herein, in the event there shall be any Net Proceeds in respect of any Taking or Destruction of Collateral or Net Proceeds from any sale or disposition of Collateral, the applicable Grantor shall have the right, at such Grantor’s option, to apply such Net Proceeds within two hundred seventy (270) days after the receipt of such Net Proceeds (or, in the case of such disposition, to apply such Net Proceeds within two hundred seventy (270) days from the date of such disposition) to reinvest in new or existing properties or assets having a fair market value at least equal to the amount of such net insurance proceeds or net awards or net cash proceeds, as the case may be, in accordance with the applicable provisions of this Agreement. In the event such Grantor elects to reinvest such Net Proceeds, such Grantor shall deliver to the Collateral Agent (A) a written notice of such election and (B) an Officers’ Certificate stating that (1) the applicable Net Proceeds shall be utilized to reinvest in Collateral in the manner and to the extent contemplated by the applicable provisions of the Loan Documents, and (2) no Event of Default has occurred and is continuing (the items described in clauses (A) and (B) of this sentence, collectively, the “Investment Election Notice”). In the event such Net Proceeds shall be in an amount less than (i) $500,000 or (ii) when taken together with all other awards or proceeds in any fiscal year, less than $1,000,000, upon receipt of an Investment Election Notice, the Collateral Agent shall release such Net Proceeds to such Grantor in accordance with the provisions of subsection 6.01(b) hereof.

(b) In the event there shall be any Net Proceeds, with respect to Collateral, in an amount equal to or greater than (i) $500,000 or (ii) when taken together with all other awards or proceeds in any fiscal year, greater than $1,000,000, the Collateral Agent shall not release any part of such Net Proceeds until the applicable Grantor has furnished to the Collateral Agent (A) an Officers’ Certificate setting forth: (1) a brief description of the reinvestment to be made, (2) the dollar amount of the expenditures to be made, or costs incurred by such Grantor in connection with such reinvestment and (3) each request for payment shall be made on at least ten (10) days’ prior notice to the Collateral Agent and such request shall state that the properties or assets acquired in connection with such reinvestment have a fair market value at least equal to the amount of such net awards or net insurance proceeds or net cash proceeds, as the case may be, requested to be released from the Collateral Account and (B) all security agreements and mortgages and other items required to subject such reinvestment properties or assets to the Liens of the this Agreement in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties.

SECTION 6.03. Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as provided in the Collateral Sharing Agreement, subject to the terms of the Intercreditor Agreement.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Guarantor shall be given to it at its address or telecopy number set forth on Schedule 1, with a copy to Borrower.

SECTION 7.02. Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest and all obligations of the Grantors hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, the Collateral Sharing Agreement, the Intercreditor Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement.

SECTION 7.03. Survival of Agreement. All covenants, agreements, representations and warranties made by any Grantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Collateral Agent and the other Secured Parties and shall survive the making by the Lenders of the Loans and the Lenders’ issuance of and participations in Letters of Credit, regardless of any investigation made by the Secured Parties or on their behalf, and shall continue in full force and effect until this Agreement shall terminate.

SECTION 7.04. Binding Effect. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Grantor and the Collateral Agent and their respective successors and assigns, and shall inure to the benefit of such Grantor, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly permitted by each of the other Loan Documents.

SECTION 7.05. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 7.06. Collateral Sharing Agreement. By becoming a party to this Agreement, each Grantor agrees to be bound by the terms of the Collateral Sharing Agreement and, without limiting the generality of the foregoing, expressly agrees that all obligations and liabilities of a Grantor thereunder apply to such Grantor with the same force and effect as if such Grantor were a signatory thereto.

SECTION 7.07. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.08. Waivers; Amendment; Several Agreement. (a) No failure or delay of the Collateral Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a fight or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent hereunder and of the other Secured Parties under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provisions of this Agreement or any other Loan Document or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Grantor in any case shall entitle such Grantor or any other Grantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply.

(c) This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

SECTION 7.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.09.

SECTION 7.10. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. It is understood and agreed among the parties that this Agreement shall create separate security interests in the Collateral securing the First Lien Obligations and Second Lien Obligations as provided in Section 2.01, and that any determination by any court with jurisdiction that the security interest securing any Obligation or class of Obligations is invalid for any reason shall not in and of itself invalidate the Security Interest securing any other Obligations hereunder.

SECTION 7.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract and shall become effective as provided in Section 7.04. Delivery of an executed signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 7.12. Headings. Article and Section headings used herein are for the purpose of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.13. Jurisdiction; Consent to Service of Process. (a) Each Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Grantor or its properties in the courts of any jurisdiction.

(b) Each Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 7.14. Termination. (a) This Agreement and the Security Interest (i) shall terminate when all the Obligations have been indefeasibly paid in full, the Lenders have no further commitment to lend under the Credit Agreement or to issue or participate in Letters of Credit and the LC Exposure has reduced to zero and (ii) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Secured Party or any Grantor upon the bankruptcy or reorganization of the Borrower, any Grantor or otherwise. If the Equity Interests of a Grantor are sold, transferred or otherwise disposed of to a Person that is not an Affiliate pursuant to a transaction permitted by Section 6.05 of the Credit Agreement that results in such Grantor ceasing to be a Subsidiary, or upon the effectiveness of any written consent pursuant to Section 9.08 of the Credit Agreement to the release of the security interest granted by such Grantor hereby, such Grantor shall be released from its obligations under this Agreement without further action. In connection with any release pursuant to this Section 7.14(a), the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all UCC termination statements and similar documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of such UCC termination statements or other documents pursuant to this Section 7.14(a) shall be without recourse to or warranty by the Collateral Agent.

(b) Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement and this Agreement to any Person that is not a Grantor or, upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.08 of the Credit Agreement, that security interest in such Collateral shall be automatically released. In connection with any release pursuant to this Section 7.14(b), the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all UCC termination statements and similar documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of such UCC termination statements or other documents pursuant to this Section 7.14(b) shall be without recourse to or warranty by the Collateral Agent.

SECTION 7.15. Additional Grantors. To the extent any Domestic Subsidiary shall be required to become a Grantor pursuant to any Loan Document, upon execution and delivery by the Collateral Agent and a Subsidiary of an instrument in the form of Annex I hereto, such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any Grantor hereunder. The rights and obligations of each Grantor thereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CONSTAR INTERNATIONAL INC.

By:	/s/ James C. Cook
	Name:	James C. Cook
	Title:	Executive Vice President

EACH OF THE DOMESTIC SUBSIDIARIES LISTED ON SCHEDULE I HERETO

By:	/s/ James C. Cook
	Name:	James C. Cook
	Title:	Executive Vice President

CITICORP NORTH AMERICA, INC., as Collateral Agent,

By:	/s/ Myles Kassin
	Name:	Myles Kassin
	Title:	Vice President